Marathon Oil Reports First Quarter 2015 Results
Strong Operational Execution; Advancing Efficiency Gains and Cost Savings

HOUSTON, May 6, 2015 - Marathon Oil Corporation (NYSE:MRO) today reported a first quarter 2015 adjusted net loss of $253 million, or $0.37 per diluted share, excluding the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The reported net loss was $276 million, or $0.41 per diluted share.

Corporate Highlights

•	Drilling efficiency, additional service cost reductions and capital reallocation enhancing returns

•	High-specification rigs in Eagle Ford delivering pacesetter spud-to-total depth results of under seven days

•	Increased year-to-date captured savings from U.S. unconventional drilling and completions service costs to $250 million, or 17 percent, with more expected

•	Reallocating more than $25 million of capital to Oklahoma Resource Basins

•	Rigorous cost control focus

•	Reduced North America E&P production costs per barrel of oil equivalent (boe) 17% from fourth quarter 2014, and 28% below the year-ago quarter

•	First quarter workforce reductions expected to generate annualized net savings of approximately $100 million

•	Strong first quarter execution across all segments

•	U.S. resource play net production up 11% over previous quarter and 49% over year-ago quarter; total E&P net production (excluding Libya) up 4% and 20%, respectively, over the same periods

•	Brought online first "stack-and-frac" pilot and five Upper Eagle Ford wells

•	Participated in five high-density spacing pilots in the SCOOP; three in Woodford and two in Springer

•	Bakken enhanced completion pilots concluded and results integrated into development plans; initial results of first downspacing pilot encouraging

•	Recorded 98% average operational availability for Company-operated assets

•	Continued capital discipline and portfolio management

•	Further reduction in 2015 capital, investment and exploration budget from $3.5 billion to $3.3 billion; no change to full-year E&P production guidance

•	Non-core asset sales targeted to generate at least $500 million

•	$3.6 billion liquidity at end of first quarter; $1.1 billion in cash

“Marathon Oil delivered outstanding operational execution in the first quarter resulting in strong production from our U.S. resource plays," said Marathon Oil President and CEO Lee M. Tillman. "Income and cash flows were impacted by lower oil price realizations, which were down nearly 40 percent compared to fourth quarter 2014.

"Our first quarter capital program was on target at $1.1 billion as we transitioned to a lower level of activity. With our continued focus on maintaining financial flexibility, we further optimized our capital budget to $3.3 billion, while reiterating full-year E&P production guidance. Our projected year-over-year production growth rates of 5 to 7 percent for the total Company, excluding Libya, and 20 percent for the U.S. resource plays remain unchanged. Additionally, we're targeting select non-core asset sales expecting to generate at least $500 million as we continue ongoing portfolio management.

“We're maintaining momentum through this cycle by focusing on productivity improvements and co-development activities in the Eagle Ford, leveraging outside-operated opportunities in the Oklahoma Resource Basins, and enhanced completion design and downspacing pilots in the Bakken," Tillman continued. "With increased capital efficiencies, continued improvements in well productivity and our focus on cost and expense management, Marathon Oil is well positioned to increase activity as commodity prices and cash flows improve."

	Three Months Ended
	Mar. 31	Mar. 31
(In millions, except per diluted share data)	2015	2014 (a)
Adjusted income (loss) from continuing operations (b)	$(253)	$438
Adjustments for special items (net of taxes):
Pension settlement	(11)	(40)
Unrealized gain on crude oil derivative instruments	15	—
Reduction in workforce	(27)	—
Income (loss) from continuing operations	$(276)	$398
Per diluted share:
Adjusted income (loss) from continuing operations (b)	$(0.37)	$0.63
Income (loss) from continuing operations	$(0.41)	$0.57
Adjusted net income (loss) (b)	$(253)	$613
Adjustments for special items (net of taxes):
Net gain on dispositions	—	576
Pension settlement	(11)	(40)
Unrealized gain on crude oil derivative instruments	15	—
Reduction in workforce	(27)	—
Net income (loss)	$(276)	$1,149
Per diluted share:
Adjusted net income (loss) (b)	$(0.37)	$0.88
Net income (loss)	$(0.41)	$1.65
Exploration expenses
Unproved property impairments	$9	$41
Dry well costs	58	2
Geological and geophysical	3	11
Other	20	19
Total exploration expenses	$90	$73
Cash flows
Net cash provided by continuing operations before changes in working capital (b)	$412	$1,146
Changes in working capital for continuing operations	(103)	(77)
Total net cash provided by continuing operations (c)	309	1,069
Net cash provided by discontinued operations	—	401
Net cash provided by operating activities	$309	$1,470

Additions to property, plant and equipment	(1,102)	(1,043)
Changes in working capital	(350)	39
Cash additions to property, plant and equipment	(1,452)	(1,004)
(a) As a result of the sale of the Company's Angola assets and Norway business, both are reflected as discontinued operations in 2014.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" below for further discussion.
(c) Includes adjustments for deferred income taxes of $(179) million and $89 million in the three months ended March 31, 2015 and 2014.

Sales and Production Volumes
Total Company sales volumes from continuing operations (excluding Libya) averaged 459,000 net barrels of oil equivalent per day (boed) during first quarter 2015, compared to 386,000 net boed for first quarter 2014.

	Three Months Ended
	Mar. 31	Mar. 31
(mboed)	2015	2014
Net Sales Volumes
North America E&P	283	213
International E&P excluding Libya and Disc Ops (a)	116	126
Combined North America & International E&P, excluding Libya and Disc Ops (a)	399	339
Oil Sands Mining (b)	60	47
Total Continuing Operations excluding Libya	459	386
Discontinued Operations (a)	—	77
Total Company excluding Libya	459	463
Libya	—	—
Total	459	463
(a) Angola and Norway are reflected as discontinued operations in 2014 (Disc Ops).
(b) Includes blendstocks.

The difference between production volumes available for sale and recorded sales for exploration and production (E&P) volumes was primarily due to the timing of international liftings.

	Three Months Ended		Guidance (a)
	Mar. 31	Mar. 31	Q2
(mboed)	2015	2014	2015
Net Production Available for Sale
North America E&P	283	213	270-280
International E&P excluding Libya (b) and Disc Ops (c)	119	121	100-110
Combined North America & International E&P, excluding Libya (b) and Disc Ops (c)	402	334	370-390
Oil Sands Mining (d)	50	37	28-33
Total Continuing Operations excluding Libya	452	371
Discontinued Operations (c)	—	75
Total Company excluding Libya	452	446
Libya	—	2
Total	452	448
(a) Guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around timing of future production and sales levels.
(c) Angola and Norway are reflected as Disc Ops in 2014.
(d) Upgraded bitumen excluding blendstocks.

Total Company production available for sale from continuing operations (excluding Libya) averaged 452,000 net boed for first quarter 2015 compared to 371,000 net boed for first quarter 2014, a 22 percent increase. The increase was driven by continued growth in the U.S. resource plays, up 49 percent compared to the year-ago quarter.

International E&P production available for sale from continuing operations (excluding Libya) for first quarter 2015 was lower compared to first quarter 2014, reflecting field decline and a planned turnaround at the AMPCO methanol facility.

Oil Sands Mining (OSM) production available for sale for first quarter 2015 was up 35 percent, primarily a result of higher reliability, compared to first quarter 2014 when nine days of planned mine maintenance occurred.

In Libya, Marathon Oil had no liftings in first quarter 2015. In December 2014, Libya's National Oil Corporation declared force majeure at the Es Sider terminal, as disruptions from civil unrest continue. Considerable uncertainty remains around future timing of production and sales levels, and Marathon Oil continues to exclude production from Libya in its production forecasts.

The Company further reduced its 2015 capital, investment and exploration budget to $3.3 billion, with no change to full-year E&P production guidance of 370,000-390,000 net boed (excluding Libya).

The Company's second quarter 2015 production guidance, as shown in the table above, is reflective of planned turnarounds in Equatorial Guinea and reduced drilling activity in the U.S. resource plays. Lower production available for sale is anticipated for the Oil Sands Mining Segment due to planned turnarounds.

Segment Results
Total segment loss from continuing operations was $157 million in first quarter 2015, compared to segment income of $527 million in first quarter 2014.

	Three Months Ended
	Mar. 31	Mar. 31
(In millions)	2015	2014
Segment Income (Loss)
North America E&P	$(161)	$242
International E&P (a)	23	221
Oil Sands Mining	(19)	64
Segment Income (Loss) (b)	$(157)	$527
(a) As a result of the sale of the Company's Angola assets and Norway business, both are reflected as discontinued operations in 2014 and are excluded in this table.
(b) See Supplemental Statistics below for a reconciliation of segment income (loss) to net income (loss).

North America E&P
The North America E&P segment reported a loss of $161 million in first quarter 2015 compared to income of $242 million in first quarter 2014. The decrease was primarily due to lower liquid hydrocarbon price realizations and higher depreciation, depletion and amortization, partially offset by higher net sales volumes from the U.S. resource plays. Production costs per boe of $7.94 decreased 17 percent from the previous quarter, and were down 28 percent from the year-ago period, driven by a focus on cost reductions and leveraging efficiencies across the production operations.

Capital allocated to the Company's three key U.S. resource plays for 2015 has been reduced to $2.2 billion, from $2.4 billion.

•
Eagle Ford capital reduced to $1.3 billion, reflecting a reduction to seven rigs by the end of the second quarter. For the full year, the Company revised the number of gross operated wells to be drilled to 196-206.

•
Bakken capital reduced to $645 million, reflecting a reduction to one rig by the end of the second quarter. The lower spend will fund the remaining downspacing pilots. The Company revised the number of gross operated wells to be drilled in 2015 to 26-36.

•
Oklahoma Resource Basins capital increased to $253 million as a result of an increase in high-value outside-operated activity. The Company will maintain its program of two operated rigs, and plans to participate in approximately 50 outside-operated well spuds in 2015, nearly double the previously announced program. The number of gross operated wells to be drilled in 2015 remains unchanged.

Further detail regarding the revised 2015 activity plans is provided in the tables at the end of this release.

A summary of Marathon Oil's U.S. resource play operated drilling activity is shown in the table below.

	Three Months Ended
	Mar. 31	Dec. 31
Gross Operated	2015	2014
Eagle Ford:
Wells drilled to total depth	88	96
Wells brought to sales	91	98
Bakken:
Wells drilled to total depth	20	23
Wells brought to sales	24	17
Oklahoma Resource Basins:
Wells drilled to total depth	8	4
Wells brought to sales	5	4

EAGLE FORD: In first quarter 2015, Marathon Oil's production in the Eagle Ford averaged 147,000 net boed, a 53 percent increase over the year-ago quarter and 12 percent over the previous quarter. Approximately 63 percent of first quarter net production was crude oil/condensate, 18 percent was NGLs and 19 percent was natural gas. Marathon Oil's average time to drill an Eagle Ford well in first quarter 2015, spud-to-total depth, averaged 12 days (1,575 feet per day). One of the highest-performing Eagle Ford rigs drilled two wells in under seven days spud-to-total depth (2,800 feet per day), with the continued increase in drilling efficiency contributing to the further reduction in rigs in the second quarter. The Company's high-density pad drilling continues to average four wells per pad.

Included with the Eagle Ford well counts noted in the table above, the Company brought online nine gross operated Austin Chalk wells, compared to 11 in the previous quarter. Twenty-four additional Austin Chalk wells are currently being drilled, completed or awaiting first production. The Company brought online its first four-well "stack-and-frac" pilot with Austin Chalk, Upper Eagle Ford and two Lower Eagle Ford wells. Early performance from this pilot is encouraging, achieving 30-day IP rates of 1,145-1,622 gross boed. Five Upper Eagle Ford wells were brought online in the first quarter with 30-day initial production (IP) rates of 685-1,248 gross boed.

BAKKEN: Marathon Oil averaged 57,000 net boed of production in the Bakken during first quarter 2015, an increase of 33 percent over the year-ago quarter and 4 percent over the previous quarter. The Company's Bakken production averaged 89 percent crude oil, 5 percent NGLs and 6 percent natural gas. The Company's time to drill a Bakken well, spud-to-total depth, averaged 17 days in the first quarter.

The Bakken enhanced completion design pilot program has concluded with promising early results reflected in a revised standard well completion design going forward. Data from the first 23 wells suggest greater than 30 percent improvement in cumulative production after 90 days when compared to direct offset performance. All 24 of the wells brought to sales in the first quarter incorporated an enhanced completion design, optimizing proppant loading, frac fluid volumes and stage density. Early performance of the first high-density pilot (six wells per horizon) is encouraging with 30-day IP rates of 662-1,209 gross boed, similar to area direct offsets at wider spacing and in line with expectations. The second high-density spacing pilot recently started flowback. Additionally, the Company recently completed drilling its third high-density spacing pilot.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 25,000 net boed during first quarter 2015, an increase of 67 percent over the year-ago quarter and up 25 percent compared to the previous quarter. Approximately 48 percent of first quarter 2015 net production was liquids and 52 percent was natural gas. All five gross operated wells brought to sales this quarter were in the SCOOP with three of the wells in the southern SCOOP with 30-day IP rates averaging 1,500 gross boed. The Company has three operated wells in the Meramec that achieved 30-day IP rates of up to 1,182 gross boed (81 percent liquids; 56 percent oil). Marathon Oil plans to maintain its program of two operated rigs in the Oklahoma Resource Basins.

Additionally, Marathon Oil continues to leverage the benefit of participation in high-value outside-operated wells, and plans to participate in approximately 50 outside-operated wells in 2015 in the SCOOP Woodford, SCOOP Springer and STACK areas. In the first quarter, Marathon Oil participated in five high-density, outside-operated spacing pilots in the SCOOP area -- three in the Woodford (80-128 acre spacing) and two in the emerging Springer shale (105-128 acre spacing) overlying the Woodford. The Woodford pilots include one high-density 10-well pilot comprised of five wells in the upper Woodford and five wells in the middle Woodford.

GULF OF MEXICO: The Company expects to spud the Solomon exploration prospect on Walker Ridge Block 225 in second quarter 2015.

International E&P
International E&P segment income was $23 million in first quarter 2015, compared to segment income of $221 million in first quarter 2014. The decrease is primarily due to lower liquid hydrocarbon price realizations, lower net sales volumes, reduced income from equity investments in Equatorial Guinea, and higher exploration expenses, partially offset by lower production expenses.

EQUATORIAL GUINEA: Production available for sale averaged 99,000 net boed in first quarter 2015, compared to 105,000 net boed in the year-ago quarter and 106,000 net boed in the previous quarter. Lower production quarter-over-quarter was primarily related to field decline and a planned turnaround completed in first quarter 2015 at the AMPCO methanol facility.

Drilling and evaluation of the offshore Rodo-1 exploration well was completed in first quarter 2015. The well has been temporarily abandoned while further studies progress to evaluate commerciality of the light oil discovery. In April, drilling commenced on the Alba C21 development well.

U.K.: Production available for sale averaged 20,000 net boed in first quarter 2015, compared to 16,000 net boed in first quarter 2014, and flat compared to the previous quarter. Field decline was offset by the addition of South Brae infill wells brought online in late 2014 and first quarter 2015, as well as the first of two subsea development wells at West Brae brought online in first quarter 2015. Drilling has been completed on a second West Brae well, which is expected online in the second quarter.

KURDISTAN REGION OF IRAQ: On the Company-operated Harir Block, the Mirawa-2 appraisal well was spud in December. Testing is in progress and is expected to be completed in the second quarter.

Oil Sands Mining
The OSM segment reported a loss of $19 million for first quarter 2015, compared to income of $64 million in first quarter 2014. The decrease was primarily a result of lower commodity price realizations partially offset by higher net sales volumes and reduced production expenses. Higher production, up 35 percent compared to the year-ago quarter, was primarily due to improved reliability. Operating expense per synthetic barrel (before royalties) in OSM was approximately $35 per boe excluding blendstocks. The Quest carbon capture sequestration project reached mechanical completion in February and is on schedule for fourth quarter 2015 start-up. A 55-day planned turnaround at the base upgrader began in April, coupled with a planned turnaround at the Muskeg River Mine followed by an extended pitstop at the Jackpine Mine.

Corporate and Special Items
Included in the adjustments to net loss for first quarter 2015 was severance and related expenses of $27 million ($43 million pre-tax) related to a workforce reduction, an unrealized gain of $15 million ($23 million pre-tax) on crude oil derivatives and a settlement charge of $11 million ($17 million pre-tax) in connection with the U.S. pension plans.

The Company's open oil derivative positions for the remainder of 2015 consisted of three-way collars of 35,000 barrels a day (bpd) with a weighted average ceiling of $70.34, floor of $55.57 and sold put of $41.29. For 2016, the Company has three-way collars of 10,000 bpd with a weighted average ceiling of $71.81, floor of $60 and sold put of $50. All of the oil derivative positions are referenced to NYMEX WTI.

During the second quarter, the Company increased the capacity under its revolving credit facility from $2.5 billion to $3 billion through 2020.

The Company's webcast commentary and associated slides related to Marathon Oil's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com and to its mobile app as soon as practicable following this release today, May 6. The Company will conduct a question and answer webcast/call on Thursday, May 7, at 9 a.m. EDT. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. The audio replay of the webcast will be posted by May 8.

# # #
Non-GAAP Measures
Adjusted net income (loss) and adjusted net income (loss) per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. See the first table of this release for a reconciliation between adjusted net income (loss) and net income (loss), its most directly comparable GAAP financial measure. Adjusted net income (loss) and adjusted net income (loss) per diluted share should not be considered substitutes for net income (loss) and net income (loss) per diluted share as reported in accordance with GAAP. Management uses adjusted net income (loss) to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations and can exclude the impact of discontinued operations. See the first table of this release for a reconciliation between adjusted income (loss) from continuing operations and income (loss) from continuing operations, its most directly comparable GAAP financial measure. Adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations per diluted share should not be considered substitutes for income (loss) from continuing operations and income (loss) from continuing operations per diluted share as reported in accordance with GAAP. Management uses adjusted income (loss) from continuing operations to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Management believes net cash provided by continuing operations before changes in working capital, a non-GAAP financial measure, demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. See the first table of this release for a reconciliation between net cash provided by continuing operations before changes in working capital and net cash provided by operating activities, its most directly comparable GAAP financial measure. Net cash provided by continuing operations before changes in working capital should not be considered a substitute for net cash provided by operating activities as reported in accordance with GAAP. Management uses net cash provided by continuing operations before changes in working capital to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact that give current expectations or forecasts of future events. They include, but are not limited to: the Company’s operational, financial and growth strategies, including planned capital expenditures, planned maintenance activities, drilling plans and projects, production and sales expectations, well spud timing and expectations, rig count, non-core asset sales, capital discipline and portfolio management; the Company’s ability to successfully effect those strategies and the expected timing thereof and results therefrom; the Company’s financial and operational outlook, and ability to fulfill that outlook; expectations regarding future economic and market conditions and their effects on the Company; the Company's ability to increase activity as commodity prices improve; the Company's 2015 budget and the planned allocation thereof; the Company's financial position, liquidity, capital resources and expected cost savings, and the benefits thereof; 2015 production guidance and the drivers thereof; 2015 U.S. activity plans; and statements related to enhanced completion designs, drilling efficiency, productivity improvements, co-development, outside-operated wells, stack-and-frack pilots, high density pilots and downspacing, and the expected benefits and results thereof. While the Company believes that the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially from those indicated by such forward-looking statements including, but not limited to: conditions in the oil and gas industry, including the level of supply or demand for liquid hydrocarbons and natural gas and the impact on the price of liquid hydrocarbons and natural gas; changes in expected levels of reserves or production; changes in political or economic conditions in key operating markets, including international markets; the amount of capital available for exploration and development; timing of commencing production from new wells; drilling rig availability; availability of materials and labor; the inability to obtain or delay in obtaining necessary government or third-party approvals and permits; non-performance by third parties of their contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto; cyber-attacks that adversely affect operations; changes in safety, health, environmental and other regulations; and other geological, operating and economic considerations. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and those set forth from time to time in the Company’s filings with the Securities and Exchange Commission, which are currently available at www.marathonoil.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Media Relations Contacts:
Lee Warren: 713-296-4103
Lisa Singhania: 713-296-4101

Investor Relations Contact:
Chris Phillips: 713-296-3213
Zach Dailey: 713-296-4140

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2015	2014	2014
Revenues and other income:
Sales and other operating revenues, including related party	$1,280	$2,001	$2,149
Marketing revenues	204	397	541
Income from equity method investments	36	78	137
Net gain (loss) on disposal of assets	1	(2)	2
Other income	11	23	20
Total revenues and other income	1,532	2,497	2,849
Costs and expenses:
Production	444	549	542
Marketing, including purchases from related parties	205	395	542
Other operating	107	159	103
Exploration	90	479	73
Depreciation, depletion and amortization	821	801	643
Impairments	—	2	17
Taxes other than income	67	87	95
General and administrative	171	168	187
Total costs and expenses	1,905	2,640	2,202
Income (loss) from operations	(373)	(143)	647
Net interest and other	(47)	(58)	(49)
Income (loss) from continuing ops before income taxes	(420)	(201)	598
Provision (benefit) for income taxes	(144)	(108)	200
Income (loss) from continuing operations	(276)	(93)	398
Discontinued operations (a)	—	1,019	751
Net income (loss)	$(276)	$926	$1,149
Adjusted income (loss) from continuing operations (b)	$(253)	$(89)	$438
Adjustments for special items (net of taxes):
Pension settlement	(11)	(4)	(40)
Unrealized gain on crude oil derivative instruments	15	—	—
Reduction in workforce	(27)	—	—
Income (loss) from continuing operations	$(276)	$(93)	$398
Per Share Data
Basic:
Income (loss) from continuing operations	$(0.41)	$(0.14)	$0.58
Discontinued operations (a)	—	$1.51	$1.08
Net income (loss)	$(0.41)	$1.37	$1.66
Diluted:
Adjusted income (loss) from continuing operations (b)	$(0.37)	$(0.13)	$0.63
Adjusted net income (loss) (b)	$(0.37)	—	$0.88
Income (loss) from continuing operations	$(0.41)	$(0.14)	$0.57
Discontinued operations (a)	—	$1.51	$1.08
Net income (loss)	$(0.41)	$1.37	$1.65
Weighted Average Shares:
Basic	675	675	693
Diluted	675	675	696
(a) As a result of the sale of our Angola assets and our Norway business, both are reflected as discontinued operations in 2014.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in millions)	2015	2014	2014
Segment Income (Loss)
North America E&P	$(161)	$(143)	$242
International E&P	23	81	221
Oil Sands Mining	(19)	23	64
Segment income (loss)	(157)	(39)	527
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(96)	(50)	(89)
Pension settlement	(11)	(4)	(40)
Unrealized gain on crude oil derivative instruments	15	—	—
Reduction in workforce	(27)	—	—
Income (loss) from continuing operations	(276)	(93)	398
Discontinued operations (a)	—	1,019	751
Net Income (loss)	$(276)	$926	$1,149
Capital Expenditures (b)
North America E&P	$933	$1,452	$867
International E&P	146	148	105
Oil Sands Mining	21	40	68
Discontinued Operations (a)	—	14	110
Corporate	2	22	3
Total	$1,102	$1,676	$1,153
Exploration Expenses
North America E&P	$35	$414	$57
International E&P	55	65	16
Total	$90	$479	$73
Provision (Benefit) for Income Taxes
Current income taxes	$35	$141	$111
Deferred income taxes	(179)	(249)	89
Total	$(144)	$(108)	$200
(a) As a result of the sale of our Angola assets and our Norway business, both are reflected as discontinued operations in 2014.
(b) Capital expenditures include accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2015	2014	2014
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	223	207	163
Bakken	54	52	40
Eagle Ford	119	107	78
Oklahoma Resource Basins	12	9	6
Other North America (c)	38	39	39
Crude Oil and Condensate (mbbld)	184	173	138
Bakken	51	49	38
Eagle Ford	92	85	62
Oklahoma Resource Basins	5	3	2
Other North America (c)	36	36	36
Natural Gas Liquids (mbbld)	39	34	25
Bakken	3	3	2
Eagle Ford	27	23	16
Oklahoma resource basins	7	5	4
Other North America	2	3	3
Natural Gas (mmcfd)	359	331	300
Bakken	20	21	16
Eagle Ford	169	144	107
Oklahoma Resource Basins	78	64	54
Other North America (c)	92	102	123
Total North America E&P (mboed)	283	262	213
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	41	65	48
Equatorial Guinea	28	32	35
United Kingdom	13	11	13
Libya	—	22	—
Crude Oil and Condensate (mbbld)	31	55	36
Equatorial Guinea	18	22	24
United Kingdom	13	11	12
Libya	—	22	—
Natural Gas Liquids (mbbld)	10	10	12
Equatorial Guinea	10	10	11
United Kingdom	—	—	1
Natural Gas (mmcfd)	451	491	468
Equatorial Guinea	418	455	435
United Kingdom (b)	33	34	30
Libya	—	2	3
Total International E&P (mboed)	116	147	126
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (d)	60	55	47

Total Continuing Operations - Net Sales Volumes (mboed)	459	464	386
Discontinued Operations - Net Sales Volumes (mboed)(a)	—	10	77
Total Company - Net Sales Volumes (mboed)	459	474	463
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,275	6,675	6,579
Methanol	884	1,131	1,153
(a) As a result of the sale of our Angola assets and our Norway business, both are reflected as discontinued operations in 2014.
(b) Includes natural gas acquired for injection and subsequent resale of 10 mmcfd, 9 mmcfd, and 7 mmcfd in the first quarter of 2015, and the fourth and first quarters of 2014, respectively.
(c) Includes Gulf of Mexico and other conventional onshore U.S. production.
(d) Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2015	2014	2014
North America E&P - Average Price Realizations (a)
Liquid Hydrocarbons ($ per bbl)	$36.92	$59.33	$84.79
Bakken	37.78	60.09	87.60
Eagle Ford	36.30	58.88	84.16
Oklahoma Resource Basins	28.25	39.48	58.75
Other North America (b)	40.23	64.05	87.40
Crude Oil and Condensate ($ per bbl) (c)	$41.75	$66.16	$92.48
Bakken	39.92	61.74	89.46
Eagle Ford	42.72	68.63	96.10
Oklahoma Resource Basins	45.57	68.82	94.38
Other North America (b)	41.39	66.12	89.25
Natural Gas Liquids ($ per bbl)	$14.43	$24.80	$43.11
Bakken	N.M.	33.79	57.62
Eagle Ford	13.73	22.59	37.50
Oklahoma resource basins	17.04	21.65	44.58
Other North America	26.38	38.64	61.83
Natural Gas ($ per mcf)	$3.01	$3.90	$5.28
Bakken	2.93	4.75	8.41
Eagle Ford	2.88	4.03	4.89
Oklahoma Resource Basins	2.61	4.08	5.50
Other North America (b)	3.59	3.44	5.10
International E&P - Average Price Realizations
Liquid Hydrocarbons ($ per bbl)	$37.31	$61.19	$75.55
Equatorial Guinea	27.85	42.40	62.37
United Kingdom	55.81	58.81	109.53
Libya	—	89.18	—
Crude Oil and Condensate ($ per bbl)	$48.87	$72.13	$97.73
Equatorial Guinea	42.55	61.68	90.44
United Kingdom	57.19	58.89	110.99
Libya	—	89.18	—
Natural Gas Liquids ($ per bbl)	$3.46	$1.28	$4.52
Equatorial Guinea (d)	1.00	1.00	1.00
United Kingdom	33.64	43.80	73.10
Natural Gas ($ per mcf)	$0.78	$0.71	$0.92
Equatorial Guinea (d)	0.24	0.24	0.24
United Kingdom	7.68	7.06	10.02
Libya	—	0.09	6.65
Oil Sands Mining - Average Price Realizations
Synthetic Crude Oil ($ per bbl)	$40.37	$65.56	$88.50

Discontinued Operations - Average Price Realizations ($ per boe)(a)
Angola	—	—	$99.82
Norway	—	$84.16	$108.08
(a) Excludes gains or losses on derivative instruments.
(b) Includes Gulf of Mexico and other conventional onshore U.S. production.
(c) Inclusion of realized gains on crude oil derivative instruments would have increased average price realizations by $0.21 per bbl for the first three months of 2015. There were no crude oil derivative instruments in 2014.
(d) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.
N.M. Not meaningful.

Marathon Oil's revised 2015 activity plans for the three U.S. resource plays is shown in the table below. Wells-to-sales ranges include wells drilled late in 2014 but not brought online until this year.

2015 Activity Plans	Net	Gross	Gross Operated
Eagle Ford:
Wells to be drilled	132-143	226-241	196-206
Total wells brought to sales	160-176	257-292	227-247
Bakken:
Wells to be drilled	31-42	88-108	26-36
Total wells brought to sales	58-70	153-173	53-63
Oklahoma Resource Basins:
Wells to be drilled	19-22	62-71	16-20
Total wells brought to sales	23-26	100-110	18-22